[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256


     ROFIN-SINAR REPORTS RESULTS FOR THIRD QUARTER FISCAL YEAR 2010

             Third quarter order entry, sales and net income increased by 68%, 44% and 297%, respectively, year-over-year

Plymouth, MI / Hamburg, Germany -- August 5, 2010 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third fiscal quarter and nine months ended June 30, 2010.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended            Nine months ended
                    6/30/10    6/30/09   % Change   6/30/10  6/30/09  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $110,308  $ 76,565   +  44 %   $299,216  $259,120  +  15 %
RSTI net income
  (loss)            $  9,668  $( 4,900)  + 297 %   $ 17,909  $  3,912  + 358 %
Earnings per share
  "Diluted" basis   $   0.33  $(  0.17)            $   0.61  $   0.14

The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.3 million and 28.9 million for each of the fiscal quarters and 29.4 million and 28.9 million for the nine month periods ended June 30, 2010 and 2009, respectively.

"Our third quarter results demonstrate a considerable improvement in order entry and sales, as well as net income, primarily driven by increased sales to the machine tool, semiconductor, electronics and photovoltaic industries. We nearly doubled our operating margin, which improved to 11% of net sales. These results reflect an improved macro economic climate, especially throughout the Asian markets, and the excellent execution of our strategy by the ROFIN team," commented Gunther Braun, CEO and President of RSTI. "With continued improvement in market sentiment and our solid order backlog, broad technological expertise and geographic footprint, we are confident about our future prospects."






(page)
FINANCIAL REVIEW

Third Quarter

Net sales totaled $110.3 million for the third quarter ended June 30, 2010, a 44%, or $33.7 million, increase from the comparable quarter of fiscal 2009. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $4.0 million in the third quarter. Gross profit totaled $42.9 million, or 39% of net sales, compared to $26.6 million, or 35% of net sales, in the same period last fiscal year. RSTI net income amounted to $9.7 million, or 9% of net sales, compared to a net loss of $4.9 million, or 6% of net sales, in the third quarter of fiscal year 2009. The diluted income per share calculation equaled $0.33 for the quarter based upon 29.3 million weighted-average common shares outstanding, compared to the diluted loss per share calculation of $0.17 based upon 28.9 million weighted-average common shares outstanding for the same period last fiscal year.

Comparing the third fiscal quarters 2010 and 2009, SG&A increased by $0.8 million in 2010 to $22.7 million, representing 21% of net sales and third quarter R&D expenses decreased by $1.1 million in 2010 to $7.6 million, representing 7% of net sales.

Sales of laser products used for macro applications increased by 38% to $42.8 million, accounting for 39% of total sales. Sales of lasers for marking and micro applications increased by 58% to $55.6 million and represented 50% of total sales. Sales of components increased by 14% to $11.9 million and represented 11% of total sales.


Nine Months

For the nine months ended June 30, 2010, net sales totaled $299.2 million, an increase of $40.1 million, or 15%, over the comparable period in 2009. The weakening of the US dollar, mainly against the Euro, resulted in an increase in net sales of $5.7 million for the nine month period. Gross profit for the period was $115.9 million, $18.7 million higher than the same period in 2009. RSTI net income for the nine month period ended June 30, 2010, totaled $17.9 million. The diluted per share calculation equaled $0.61 for the nine month period based upon 29.4 million weighted-average common shares outstanding.

Net sales of lasers for macro applications increased by $21.8 million, or 21%, to $124.4 million and net sales of lasers for marking and micro applications increased by $18.3 million, or 15%, to $143.1 million. Sales of components stayed flat compared to fiscal year 2009 and amounted to $31.7 million.

On a geographical basis, net sales in North America in the first nine months decreased by 1% and totaled $54.1 million (2009: $54.4 million). In Europe, net sales decreased by 3% to $146.1 million (2009: $150.6 million) and in Asia, net sales increased by 83% to $99.0 million (2009: $54.1 million).

Order entry for the quarter increased 68% to $128.0 million compared to the third quarter last fiscal year and resulted in a backlog of $124.4 million at June 30, 2010, mainly for laser products. As of June 30, 2010, ROFIN-SINAR had a book-to-bill ratio of 1.16.






(page)


Other Developments - Share Buyback

As of June 30, 2010, the Company has purchased approximately 0.85 million shares of common stock under the buyback program it announced in May 2010 for a total amount of $19.5 million.



With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore, and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 33,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.


A conference call is scheduled for 11:00 AM EST, today, Thursday, August
5, 2010. This call is also being broadcast live over the internet in listen-only mode. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Refferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London +44(0) 207 614 2900).




                              (Tables to follow)

























(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months           Nine months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                6/30/10      6/30/09     6/30/10     6/30/09
                               ----------  ----------  ----------  ----------
-Macro                         $  42,838   $  30,988   $ 124,365   $ 102,628
-Marking/Micro                    55,558      35,225     143,103     124,829
-Components                       11,912      10,352      31,748      31,663
                               ----------  ----------  ----------  ----------
Net sales                        110,308      76,565     299,216     259,120
Cost of goods sold                67,446      50,004     183,274     161,879
                               ----------  ----------  ----------  ----------
Gross profit                      42,862      26,561     115,942      97,241

Selling, general, and
  administrative expenses         22,703      21,913      67,679      67,503
Intangibles amortization             530         973       1,708       2,672
Research and development expenses  7,616       8,763      23,160      24,751
                               ----------  ----------  ----------  ----------
  Income (Loss) from operations   12,013    (  5,088)     23,395       2,315

Other income (Loss)                2,681    (    558)      4,105       4,662
                               ----------  ----------  ----------  ----------
  Income (Loss) before income
        tax                       14,694    (  5,646)     27,500       6,977

Income tax expense (benefit)       4,907    (    798)      9,263       2,840
                               ----------  ----------  ----------  ----------
  Income (Loss)                    9,787    (  4,848)     18,237       4,137

Net income attributable to
      non-controlling interest       119          52         328         225
                               ----------  ----------  ----------  ----------
Net income (loss) attributable
      to RSTI                      9,668    (  4,900)     17,909       3,912
                               ==========  ==========  ==========  ==========

Net income (loss) attributable to RSTI
  "diluted" basis *             $   0.33    ($  0.17)   $   0.61    $   0.14
  "basic" basis **              $   0.34    ($  0.17)   $   0.62    $   0.14


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 29.3 million and 28.9 million for each of the fiscal quarters and 29.4 million and 28.9 million for the nine month periods ended June 30, 2010 and 2009, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.8 million and 28.9 million for the fiscal quarters and 29.0 million and 28.9 million for the nine month periods ended ending June 30, 2010 and 2009, respectively.





(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
                                                       At            At
                                                     6/30/10       9/30/09
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 120,683      $ 118,984
  Trade accounts receivable, net                      78,498         79,357
  Inventories net                                    132,575        136,448
  Other current assets                                22,090         20,126
                                                   -----------    ----------
    Total current assets                             353,846        354,915
  Net property and equipment                          48,259         55,735
  Other non-current assets                           111,128        128,857
                                                   -----------    ----------
    Total non-current assets                         159,387        184,592
                                                   -----------    ----------
    Total assets                                   $ 513,233      $ 539,507
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  16,426      $  18,983
  Accounts payable, trade                             21,457         13,146
  Other current liabilities                           61,512         48,507
                                                   -----------     ---------
    Total current liabilities                         99,395         80,636
  Long-term debt                                      15,047         12,426
  Other non-current liabilities                       22,592         24,751
                                                   -----------     ---------
    Total liabilities                                137,034        117,813
    Net stockholders' equity                         376,199        421,694
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 513,233      $ 539,507
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "with continued improvement in market sentiment and our solid order backlog, broad technological expertise and geographic footprint, we are confident about our future prospects" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set fourth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.